                                                               Exhibit 99(j)(4)


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the references made to our firm under the captions "Financial Highlights" in the Prospectus of each of the Munder Balanced Fund, Munder Bond Fund, Munder Cash Investment Fund, Munder Index 500 Fund, Munder Intermediate Bond Fund, Munder International Equity Fund, Munder Large-Cap Value Fund, Munder Michigan Tax-Free Bond Fund, Munder Small Company Growth Fund, Munder Tax-Free Bond Fund, Munder Tax-Free Money Market Fund, Munder Tax-Free Short-Intermediate Bond Fund, Munder U.S. Government Income Fund, and Munder U.S. Treasury Money Market Fund, and The Munder Funds Class K Shares, and "Independent Auditors" and "Financial Statements" in the combined Statement of Additional Information for The Munder Funds, Inc., The Munder Funds Trust and The Munder Framlington Funds Trust included in Post-Effective Amendment No. 36 to the Registration Statement (Form N-1A, No. 33-30913) of The Munder Funds Trust.

We also consent to the incorporation by reference in the combined Statement of Additional Information for The Munder Funds Trust, The Munder Funds, Inc. and The Munder Framlington Funds Trust of our reports dated August 14, 2002 with respect to the financial statements and financial highlights of each of the portfolios constituting the Munder Funds, Inc., The Munder Funds Trust and The Munder Framlington Funds Trust, included in the June 30, 2002 annual reports of The Munder Funds.

                                                           --------------------
                                                           /s/ Ernst & Young LLP

Boston, Massachusetts
October 25, 2002